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                                                                   EXHIBIT 99.1

PRESS RELEASE

INTRAWARE ANNOUNCES RESTRUCTURING AND BUSINESS REALIGNMENT

INTRAWARE CUTS PERSONNEL IN EFFORT TO REDUCE ANNUAL OPERATING EXPENSES BY $20 MILLION

     EMERYVILLE, Calif. -(BUSINESS WIRE)-Dec. 1, 2000-Intraware, Inc. (Nasdaq:ITRA - NEWS), a leading provider of Internet-enabled information technology (IT) management solutions, today announced several strategic and organizational initiatives designed to reduce operating expenses and accelerate the Company's achievement of profitability. In an effort to cut costs and streamline operations the Company plans on reducing its workforce to approximately 200 employees from 380 at the end of November.

     Intraware will also consolidate its three Bay Area offices into two and reduce the number of outside sales offices from eleven to seven. As a result of these reductions, Intraware expects to reduce operating expenses by more than $5 million per quarter, beginning in the fourth fiscal quarter ending February 28, 2001.

NECESSARY REACTION TO TURBULENT MARKET ENVIRONMENT

     The workforce reductions are effective immediately and affect all departments of the organization. The layoffs will not affect service delivery through existing partnerships and are not expected to impact service levels for current and future customers. "This was a very difficult decision for the board and the entire management team, but it was the right decision for the long-term success of Intraware and will allow us to realize sustained cost saving without comprising our ability to deliver IT management solutions to our customers," said Peter Jackson, CEO of Intraware. "As we move towards profitablity, we plan to continue to invest in the development of our core technology and capitalize on our strong customer base of Fortune 1000 companies."

     "The dramatic recent changes in the financial markets required that we very carefully reevaluate our business plan," said Don Freed, CFO of Intraware. "Although we were still committed to our original vision of providing Internet-based IT management solutions to corporations, we couldn't sustain significant losses in the process. We made the restructuring decisions to ensure that we could survive in a turbulent market by accelerating our efforts to become cash-flow positive."

FINANCIAL IMPACT OF RESTRUCTURING

     The Company expects the restructuring to reduce operating expenses by at least $20 million per year. The Company expects to take a restructuring charge in the current fourth fiscal quarter. The restructuring charge will encompass severance costs, expenses associated with discontinued operations and other charges. The Company plans to provide more specific details regarding the financial impact of the restructuring, including any charges, during its regularly schedule investor conference call to discuss the financial results for the third fiscal quarter ended November 30, 2000. The investor conference call is expected to be held during the first week of January 2001 and will be open to the public. Further information regarding the investor conference call will be available on the company's web site at www.intraware.com.

ABOUT INTRAWARE

     Intraware, Inc. (Nasdaq:ITRA - NEWS) is a leading provider of Internet-enabled information technology (IT) management solutions that simplify the way companies manage their technology assets. The

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company provides a set of integrated software solutions and Internet-based services that optimize the selection, purchase, distribution and management of information technology. Intraware has provided its unique and innovative IT management solutions to over 70% of Fortune 1000 companies and has formed strategic alliances with industry leaders including Compaq Computer Corporation, Hewlett-Packard Company, IBM Corporation, Oracle Corporation, and iPlanet, a Sun-Netscape Alliance. Intraware's IT management solutions power business-to-business technology providers including Documentum, E.piphany and Interwoven. Intraware is located in Emeryville, Calif. and can be reached by phone at 888/446-8729 or 510/597-4600 or via the Internet at http://www.intraware.com.

FORWARD LOOKING STATEMENTS

     The statements in this news release referring to Intraware's intention that this restructuring will accelerate its transition to profitability, to its expectation that the restructuring will enable Intraware to reduce expenses by $5 million per quarter or $20 million per year, and to its intention to take a restructuring charge in the fourth quarter and to include certain items in that charge, and other statements in this release which are not historical facts, may be deemed to be foward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include a failure by the company to generate sufficient gross profits and/or manage its costs sufficiently to reach profitability; an unanticipated increase in costs resulting from claims filed by terminated employees under the Worker Adjustment and Retraining Notification (WARN) Act, or resulting from other unanticipated circumstances; the company's failure to adequately manage its working capital and/or maintain sufficient cash levels to satisfy its liquidity needs; weaker than expected market acceptance of Intraware's newly released services; objection by certain software vendors to Intraware's electronic delivery of their software to their licensees; the introduction of competitive services and products by other Web-based companies; the early stage of development of the market in which Intraware operates and susceptibility of this market to rapid shifts; reluctance by potential customers to procure software online due to security and other concerns; interruptions in Intraware's online services due to unanticipated usage volumes or technical problems; and difficulties in attracting and retaining qualified employees. Further information on potential factors that could affect Intraware's financial results is included in Intraware's Form 10-K for the 2000 fiscal year, and its Form 10-Q for the second quarter of its 2001 fiscal year, filed with the Securities and Exchange Commission (SEC). Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com/intraware/corporate/investor/index.html.

     Note to Editors: Intraware is a registered trademark of Intraware, Inc. All other company, product and service names mentioned herein may be trademarks of their respective owners.

CONTACT:
         Intraware, Inc.
         Carole Sinclair, 510/597-4896
         carole@intraware.com